EXHIBIT 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Announces Second Quarter 2005 Financial Results
Plano, TX — August 2, 2005 — Perot Systems Corporation (NYSE: PER) today announced financial results for the second quarter of 2005. For the quarter:
•	Revenue was $488 million, an increase of 13% year-to-year.

•	Earnings per share (diluted) was $.27. Included in these earnings is a net benefit of $.06 per share associated with a $7.6 million payment to Perot Systems and a $2.7 million reduction in accrued liabilities related to a contract settlement for a contract it exited in 2003, and a reduction to income tax expense of $0.6 million as a result of the issuance of guidance clarifying certain provisions of the American Jobs Creation Act of 2004 under which Perot Systems is repatriating cash to the United States.

•	New contract signings totaled $348 million for the quarter, bringing the total value of new contracts signed during the past 12 months to $1.8 billion.

•	Trailing Twelve Month Operating Cash Flow and Capital Expenditures were $172 million and $52 million, respectively.

•	Cash totaled $264 million as of June 30, 2005.
For the third quarter of 2005, Perot Systems expects:
•	Revenue to range from $508 million to $522 million.

•	Earnings per share (diluted) to range from $.21 to $.22.
“We continue to deliver very solid financial results, while continuing to build our business for the long term,” said Peter Altabef, president and CEO for Perot Systems. “The capabilities we built over the past several years are key elements in our new business wins and growth today, while the investments we are making today will be important to future growth.”

Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)
Unaudited

	2Q 2005	Year-to-Year
Line of Business	Revenue	Growth

Industry Solutions 1)	$388.3	15%
Government Services	67.3	(2%)
Technology Services 1) 2)	32.6	13%

Total	$488.2	13%

1.	Revenue from UBS was $76.2 million for the second quarter of 2005, or 16% of revenue. Revenue from UBS contained within the Industry Solutions line of business was $67.7 million for the second quarter of 2005, an increase of 18% year-to-year. Revenue from UBS contained within the Technology Services line of business was $8.5 million for the second quarter of 2005, an increase of 15% year-to-year.

2.	Gross revenue for Technology Services was $43.1 million for the second quarter of 2005, an increase of 22% year-to-year, while net revenue increased by 13% year-to-year to $32.6 million. Gross revenue measures all services provided by Technology Services, both direct-to-market and through the Industry Solutions line of business. Net revenue represents direct-to-market revenue for Technology Services. Revenue for Technology Services from the Industry Solutions line of business grew by 64% year-to-year to $10.5 million.
Trend Information and Business Outlook
The information contained within the following section, as well as the projections provided on the first page of this press release with respect to the third quarter of 2005 and the accompanying footnotes to the financial statements, are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.

In the second quarter of 2005, Perot Systems realized a net benefit to earnings of $.06 per share associated with a $7.6 million payment to Perot Systems and a $2.7 million reduction in accrued liabilities related to a contract settlement for a contract it exited in 2003, and a reduction to income tax expense of $0.6 million as a result of the issuance of guidance clarifying certain provisions of the American Jobs Creation Act of 2004 under which Perot Systems is repatriating cash to the United States.
For the third quarter of 2005, Perot Systems expects revenue to range from $508 million to $522 million. The three primary drivers of this revenue growth will be:
•	Recent and new contract signings, which are expected to add between $10 million and $12 million of sequential revenue growth.

•	The acquisition of PrSM, which closed on July 29, 2005 and the expected acquisition of Technical Management, Inc. and its subsidiaries including Transaction Applications Group (TAG), which are expected to add approximately $10 million of sequential revenue growth.

•	The direct-to-market activities of our Technology Services segment and select consulting activities within Industry Solutions, which are expected to add up to $5 million of sequential revenue growth.
Earnings per share (diluted) is expected to range from $.21 to $.22.
Conference Call
Perot Systems will hold a conference call to review second quarter 2005 results of operations on August 2, 2005 at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its second quarter 2005 financial results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Income Statements
For the Three Months Ended June 30, 2004 and 2005
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended June 30
	2004	2005	% Change

Revenue	$433.8	$488.2	13%
Direct cost of services	345.2	378.7	10%

Gross profit 1)	88.6	109.5	24%
Selling, general & admin.	54.5	59.7	10%

Operating income	34.1	49.8	46%
Other income/(expense), net	0.7	0.3	(57%)
Interest income/(expense), net	(0.2)	0.8	n/m

Pretax income	34.6	50.9	47%
Income tax expense	12.7	18.3	44%

Net income	$21.9	$32.6	49%

Earnings per share (diluted) data:
Earnings per share (diluted)	$.18	$.27	50%
Shares outstanding (diluted) 2)	119.6	121.5	2%

Perot Systems Corporation
Revenue Summary
For the Three Months Ended June 30, 2005
(Millions of USD)
Unaudited

	Revenue	% Pts. of
	Growth	Growth
2Q 2004	$433.8	—
New contracts	34.0	7.8
Commercial accounts	20.3	4.7
Industry-based consulting	(2.6)	(0.6)
Industry Solutions	51.7	11.9

Government Services	(1.1)	(0.3)

Technology Services	3.8	0.9

2Q 2005	$488.2	12.5

		Year-to-
	Revenue	Year	% of Total
		Growth
Healthcare	$226.2	15%	46%
Commercial Solutions & Other	162.1	16%	33%

Industry Solutions	388.3	15%	79%

Government Services	67.3	(2%)	14%

Technology Services, gross	43.1	22%	9%
Intersegment eliminations	(10.5)	64%	(2%)

Technology Services	32.6	13%	7%

Total	$488.2	13%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2004 and June 30, 2005
(Millions of USD)
Unaudited

	As of	As of
	12/31/2004	6/30/2005	% Change

Cash and cash equivalents	$304.8	$264.3	(13%)
Accounts receivable, net	233.9	262.4	12%
Prepaid expenses and other	51.9	67.7	30%

Total current assets	590.6	594.4	1%
Property, equip. & software, net	144.4	157.3	9%
Goodwill	359.0	385.3	7%
Other non-current assets	129.6	138.5	7%

Total assets	$1,223.6	$1,275.5	4%

Current liabilities	$330.5	$238.1	(28%)
Long-term liabilities	31.1	123.5	n/m
Stockholders’ equity	862.0	913.9	6%

Total liabilities & stockholders’ equity	$1,223.6	$1,275.5	4%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended June 30, 2004 and 2005
(Millions of USD)
Unaudited

	Three Months Ended
	6/30/2004	6/30/2005

Net income	$21.9	$32.6
Depreciation and amortization	13.6	14.1
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(19.1)	(7.4)

Net cash provided by operating activities	16.4	39.3

Purchases of property, equipment & software	(4.0)	(18.6)
Acquisitions of businesses, net of cash acquired	(0.5)	(2.2)
Net proceeds from sale of short-term investments	32.3	—

Net cash provided by (used in) investing activities	27.8	(20.8)

Proceeds from issuance of common stock	4.3	6.1
Purchase of treasury stock	—	(20.6)
Other financing activities	—	(0.1)

Net cash provided by (used in) financing activities	4.3	(14.6)

Effect of exchange rate changes on cash	(0.3)	(1.8)

Net cash flow	$48.2	$2.1

Financial Statement Notes
1)	Gross margin, which is calculated as gross profit divided by revenue, for the second quarter of 2005 was 22.4% of revenue, which is higher than the gross margin for the second quarter of 2004 of 20.4%. This year-to-year increase in gross margin is primarily due to the following:
•	In the second quarter of 2005, we settled a dispute with a former customer. As a result, we received a $7.6 million payment and reduced our liabilities by $2.7 million, both of which were recorded as a reduction to direct costs of services. The dispute related to a contract we exited in 2003. This settlement resulted in a 2.1 percentage point increase in our gross margin for the second quarter of 2005.

•	An overall net increase in profitability for existing commercial customer contracts, which is primarily due to an increase in the amount of services we perform in addition to our base level of services. The increased services are discretionary in nature, and the associated gross margins are typically higher than those we realize on our base level of services. As discussed above, we have seen increased demand for discretionary investment from several customers, primarily in the healthcare industry.
2)	Perot Systems accounts for its employee and non-employee director stock option activity under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had the company elected to adopt FAS 123, “Accounting for Stock Based Compensation,” the pro forma diluted earnings per common share for the second quarter of 2004 and 2005 would be $.14 and $.24, respectively.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2004 revenue of $1.8 billion. The company has more than 16,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:
•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and we expect the end of this agreement to result in the loss of a substantial majority of revenue and profit from our UBS relationship.

•	We may not be able to successfully implement planned operating efficiencies and expense reduction initiatives and achieve the planned timing and amount of any resulting benefits.

•	We may bear the risk of cost overruns under custom software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.

•	Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenues and profits. One of these customers, Harvard Pilgrim, has notified us that it intends to transition the services that we provide them to its new business partner in 2006 and 2007.

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits.

•	Our financial results are materially affected by a number of economic and business factors.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

•	Increasingly complex regulatory environments may increase our costs.

•	Our quarterly financial results may vary.

•	Changes in technology could adversely affect our competitiveness, revenue, and profit.

•	We could lose rights to our company name, which may adversely affect our ability to market our services.

•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.

•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.

•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.
Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
# # #